Exhibit 10(F)

AMENDMENT TO BANK ONE CORPORATION
SUPPLEMENTAL PERSONAL PENSION ACCOUNT PLAN
(As amended and restated effective January 1, 2000)

     WHEREAS, the Board of Directors has determined that it is necessary and desirable to amend the Bank One Corporation Supplemental Personal Pension Account Plan (the “Supplemental Plan”) as permitted by Section 14; and

     WHEREAS, the Board of Directors has determined that the proposed amendment to the Supplemental Plan does not reduce the benefits to which a participant (or his or her Designated Beneficiary) is entitled to under the Supplemental Plan.

     NOW THEREFORE, effective as of January 14, 2004, the Supplemental Plan is hereby amended as follows:

1.	The following is hereby added at the end of Section 9 of the Supplemental Plan:

Notwithstanding anything to the contrary, the actions and transactions contemplated by and effectuated in connection with the Agreement and Plan of Merger dated as of January 14, 2004 by and between Bank One Corporation and J.P. Morgan Chase & Co. (the “Merger”) shall not constitute a Change of Control for purposes of the distribution of account balances hereunder, provided that all participant’s accrued supplemental benefit shall vest immediately upon consummation of the Merger as contemplated by Section 4(b) of the Supplemental Plan.

2.	Except as expressly modified hereby, the terms and provisions of the Supplemental Plan shall remain in full force and effect.

BANK ONE CORPORATION
SUPPLEMENTAL PERSONAL PENSION ACCOUNT PLAN
(As Amended and Restated Effective January 1, 2000)

BANK ONE CORPORATION
SUPPLEMENTAL PERSONAL PENSION ACCOUNT PLAN
(As Amended and Restated Effective January 1, 2000)

               1. Purpose. The purpose of the BANK ONE CORPORATION Supplemental Personal Pension Account Plan (the “Supplemental Plan”) is to provide supplemental benefits to those participants in the BANK ONE CORPORATION Personal Pension Account Plan (the “PPAP”) whose benefits are reduced by operation of Sections 401(a)(4), 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any comparable section or sections of any future legislation that amend, supplement or supersede said Sections 401(a)(4), 401(a)(17) or 415). The Supplemental Plan as set forth herein is an amendment, restatement and continuation, effective January 1, 2000, of the First Chicago NBD Corporation Supplemental Personal Pension Account Plan (“FCN Supplemental Plan”) and the BANK ONE CORPORATION Cash Balance Restoration Plan (“BOC Supplemental Plan”), as both were constituted on December 31, 1999, and is intended to be the Corporation’s sole vehicle, effective January 1, 2000 for providing benefits that would otherwise be provided under the PPAP but for the aforementioned limitations of the Code. The rights and benefits of any participant whose employment terminated prior to January 1, 2000 shall be governed by the FCN Supplemental Plan or BOC Supplemental Plan, as applicable, as in effect on the date of the participant’s termination of employment.

               2. Supplemental Plan Exhibits and Supplements. The provisions of the Supplemental Plan may be modified from time to time by Exhibits and Supplements thereto. The provisions of such Exhibits and Supplements are part of the Supplemental Plan and supersede the Supplemental Plan to the extent necessary to eliminate inconsistencies between the Supplemental Plan and each such Exhibit or Supplement.

               3. Definitions. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the PPAP is similarly used or defined in the Supplemental Plan. The masculine pronoun whenever used herein is deemed to include the feminine and the singular shall be deemed to include the plural whenever the context requires.

               4. Eligibility. Each individual who, on or after the effective date, is a participant in the PPAP shall be eligible for a benefit hereunder if (a) such individual’s employment terminates after completing five years of Vesting Service under the PPAP, or (b) a Change of Control shall have occurred during the individual’s employment with an Employer.

               5. Supplemental Benefit. Each eligible individual shall become a participant hereunder if and when he becomes entitled to a supplemental benefit determined in accordance with the following:

(a)	First, there shall be determined the maximum annual pension benefit to which the participant would have been entitled under the PPAP, as amended and in effect on his employment termination date or date there is a Change of Control, but disregarding any limitations on compensation or benefits that are set forth in the PPAP as of that date pursuant to Sections 401(a)(17) or 415 of the Code or any limitations on benefits imposed to comply with Section 401(a)(4) of the Code;

(b)	Then, there shall be determined the maximum annual pension benefit to which the participant is entitled under the PPAP, as amended and in effect as of his employment termination date or date there is a Change of Control, taking into account any limitations on compensation or benefits that are set forth in the PPAP as of that date pursuant to Sections 401(a)(17) or 415 of the Code and any limitations on benefits to comply with Section 401(a)(4) of the Code; and

(c)	Finally, the excess, if any, of (a) above over (b) above shall be the amount of the supplemental benefit payable under the Supplemental Plan.

               6. Payment of Supplemental Plan Benefits- Normal Form. Except as provided in paragraph 7 or 8 below, payment of a supplemental benefit shall be made in cash in one lump sum payment following the close of the calendar year in which occurs the participant’s retirement date or effective date of termination of employment. The amount of the lump sum payment shall be the actuarial equivalent (determined in the same manner as a lump sum under the PPAP) of the supplemental benefit to which the participant is entitled under paragraph 5.

               7. Optional Forms of Payment. Instead of a lump sum payment under paragraph 6 above, a participant whose lump sum supplemental benefit exceeds such amount established by the Committee may, by making a written election prior to the date his employment terminates in accordance with rules established by the Committee, elect to have his supplemental benefit: (a) paid in any of the forms offered under the PPAP, or such other forms as may be approved by the Committee; or (b) transferred to the BANK ONE CORPORATION Deferred Compensation Plan, provided that he: (A) has attained age 55 and completed at least fifteen Years of Service on the date his employment terminates and satisfies any requirements established by the Committee or its designee as to minimum account balances; or (B) is a participant in the BANK ONE CORPORATION Deferred Compensation Plan at the time payment from the Supplemental Plan would otherwise be made to him. The Committee or its designee shall have complete discretion to establish, change or eliminate forms of distribution and the rules pertaining to the election and timing of such distributions from time to time, with or without notice to participants.

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               8. Survivor’s Benefits. Upon the death of a participant during his employment or after the termination of his employment and prior to the date his supplemental benefit is paid or commences under paragraph 6 or 7 above, the participant’s Designated Beneficiary will be paid a lump sum benefit equal to the amount the participant would have been paid under paragraph 6 had his employment terminated on the date of his death. If the participant has no Designated Beneficiary, benefits under the Supplemental Plan shall be distributed to the individual identified in accordance with procedures established under the PPAP for similarly situated participants.

               9. Change of Control. In the event of a “Change of Control” of the Corporation, as defined in the BANK ONE CORPORATION Stock Performance Plan, a participant shall have his account balance distributed to him in cash in a lump sum (whether or not his employment has terminated) as soon as practicable following such Change of Control.

               10. Non-Duplication of Benefits. In the event that a participant’s employment terminates and he is paid a benefit under the Supplemental Plan and a supplemental benefit becomes later payable to such participant upon his subsequent termination of employment, the supplemental benefit then payable shall be reduced by the actuarial equivalent of any benefit previously paid under the Supplemental Plan so as to avoid duplication of benefits.

               11. Prohibition of Alienation. Except as to debts owing to the Corporation or any of its subsidiaries, benefits under the Supplemental Plan may not be anticipated, alienated, assigned or encumbered and any attempt to do so shall be void.

               12. Facility of Payment. When, in the Committee’s opinion, a participant or beneficiary is under a legal disability or incapacitated in any way so as to be unable to manage his financial affairs, the Committee or its designee may direct that amounts payable under the Supplemental Plan to such participant or beneficiary be applied for his benefit in any way the Committee or its designee considers advisable, including making payments to the legal representative of the incapacitated participant or beneficiary.

               13. Administration. The Supplemental Plan shall be administered by the Committee in its sole and absolute discretion and its decision on any matter involving the administration and interpretation of the Supplemental Plan (including, without limitation, all questions of eligibility to participate in the Supplemental Plan, the right of any individual to receive Supplemental Plan benefits and the amount and/or form and election of such benefits) shall be binding on all parties; provided, however, that a Committee member may not take any action with respect to any benefits payable to him under the Supplemental Plan unless he could take such action even if he were not a Committee member. The Committee may delegate its duties under the Supplemental Plan to the extent it deems necessary and appropriate.

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               14. Amendment and Termination. The Corporation, by action of the Organization, Compensation and Nominating Committee (or its successor) of the Board of Directors (or the Chairman of the Board or the Committee with respect to non-material amendments), may amend or terminate the Supplemental Plan in whole or in part at any time, retroactively or prospectively; provided, however, that, except as may otherwise be required by law, no such amendment to or termination of the Supplemental Plan shall reduce the amount of the benefit to which a participant (or his Designated Beneficiary) is entitled under the Supplemental Plan as of the date of such amendment or termination.

               15. Financing of Supplemental Plan Benefits. Any benefits payable to a participant under the Supplemental Plan shall be financed from the general assets of his Employer, and no participant, or group of participants, shall acquire any claim upon any specific asset of an Employer solely by reason of his being a participant in the Supplemental Plan. This paragraph shall not prohibit the Corporation from transferring assets to a grantor trust for the purpose of providing benefits hereunder, which grantor trust shall remain subject to the claims of the Corporation’s creditors.

               16. Expenses. All expenses of administering the Supplemental Plan shall be borne by the Corporation.

               17. Benefits Intended for Select Group of Managers or Highly-Compensated Employees. This Supplemental Plan is intended to be maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and shall be administered accordingly.

               18. Controlling Laws. To the extent not superseded by Federal law, the laws of the state of Illinois (and not its laws of conflict) shall be controlling in all matters relating to the Supplemental Plan.

               19. Severability. The Supplemental Plan is intended to comply in all aspects with applicable law and regulation. If any provision of the Supplemental Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal or unenforceable provision shall be deemed null and void; provided however, that, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to comply with all applicable laws.

               20. Records. All records held by the Corporation’s Human Resources Department with respect to any employee shall be binding upon everyone for purposes of the Supplemental Plan.

               21. Litigation by Participants or Other Persons. To the extent permitted by law, if a legal action begun against the Corporation, its employees, its Board of Directors or any member thereof, by or on behalf of any person results adversely to

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that person, or if a legal action arises because of conflicting claims to a grant payable to a participant or beneficiary under the Supplemental Plan, the cost to the Corporation or employee, Board or director thereof, of defending the action will be charged to the extent possible to the sums, if any, that were involved in the action or were payable to, or on account of, the participant or beneficiary concerned.

               22. Indemnification. Any person who is or was a director, officer, or employee of the Corporation and each member of the Board of Directors shall be indemnified and saved harmless by the Corporation from and against any and all liability or claims of liability to which such person may be subjected by reason of any act done or omitted to be done in good faith with respect to the administration of the Supplemental Plan, including all expenses reasonably incurred in the event that the Corporation fails to provide a defense.

               23. Rights to Employment. Participation in the Supplemental Plan shall not confer upon any participant any right with respect to continued employment by the Corporation.

               24. Other Plans. Nothing contained herein shall prevent the Corporation from establishing or maintaining other plans in which participants in the Supplemental Plan may also participate.

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